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                                                                    EXHIBIT 3.5


                            CERTIFICATE OF RETIREMENT

                                       OF

                            SERIES OF PREFERRED STOCK

                                       OF

                               MAXTOR CORPORATION


     (Pursuant to Section 243 of the General Corporation Law of the State of Delaware)

     Maxtor Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

     FIRST: Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation") authorizes the issuance of ninety-five million (95,000,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), all of which shares have been designated "Series A Preferred Stock."

     SECOND: The Board of Directors of the Corporation, by resolutions adopted, at a duly held meeting, retired the following shares of Series A Preferred Stock (the "Series"):

          95,000,000 shares of Series A Preferred Stock,

which shares constituted all of the authorized shares of such Series.

     THIRD: That Section B(4)(vi) of Article FOURTH of the Certificate of Incorporation prohibits the reissuance of such retired shares of such Series.

     FOURTH: Pursuant to the provisions of Section 243 of the Corporation Law of Delaware, all reference to such retired Series A Preferred Stock, in the Certificate of Incorporation are hereby eliminated.

     FIFTH: Upon the effective date of the filing of this certificate as therein provided the Certificate of Incorporation shall be amended so as to effect a reduction in the authorized number of shares of Series A Preferred Stock to the extent of ninety-five million (95,000,000) shares of Series A Preferred Stock, being the total number of shares retired, so that the total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred forty-five million (345,000,000) which consists of two hundred fifty million (250,000,000) shares of Common Stock with par value of $0.01 per share and ninety-five million (95,000,000) shares of Preferred Stock with par value of $0.01 per share.


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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 14th day of January, 1999.


                                    MAXTOR CORPORATION


                                    By: /s/ Glenn H. Stevens
                                       -------------------------------
                                       Glenn H. Stevens, Secretary